Exhibit 99.7

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER REPURCHASES OF EQUITY UNITS1

Dominion is the sole member of Dominion Gas. As of May 31, 2014, there were 581,923,179 shares of Dominion common stock outstanding.

Since Dominion Gas was not formed until September 2013, it did not pay any distributions on its membership interests prior to that time. Dominion Gas paid cash distributions of $318 million to its parent, Dominion, in the fourth quarter of 2013 and $78 million in the first quarter of 2014, and expects to continue to make cash distributions to Dominion in the future. The Public Utilities Commission of Ohio (the “Ohio Commission”) may prohibit any public service company, including our subsidiary, the East Ohio Gas Company d/b/a Dominion East Ohio (“East Ohio”), from declaring or paying a dividend to an affiliate if found to be detrimental to the public interest. At December 31, 2013, the Ohio Commission had not restricted the payment of dividends by East Ohio.

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.